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                                                                  Exhibit 10.15

                             PRISM SOLUTIONS, INC.
                               1000 Hamlin Court
                              Sunnyvale, CA 94089

January 20, 1997

Warren M. Weiss
90 Skywood Way
Woodside, CA 94062

         Re:      Employment With Prism Solutions, Inc.

Dear Warren:

         Prism Solutions, Inc. (the "Company") is pleased to offer you a position as President and Chief Executive Officer of the Company and a position on its Board of Directors, on the terms set forth in this letter agreement, effective as of January 23, 1997 upon your acceptance by execution of a counterpart copy of this letter where indicated below.

         1. Reporting; Duties and Responsibilities; Employment At Will; Employee Invention Assignment and Confidentiality Agreement. In this position you will report to the Board of Directors of the Company. This offer is for a full time position, located at the offices of the Company, except as travel to other locations may be necessary to fulfill your responsibilities. Your employment with the Company is on an "at will" basis, and either you or the Company may terminate your employment with the Company at any time, for any reason. You will be required to enter into an Invention Assignment and Confidentiality Agreement as described in paragraph 5 below. Upon your acceptance of this offer to become the Company's Chief Executive Officer, the Board of Directors will elect you to fill a position on the Company's Board of Directors, and while you remain the Chief Executive Officer of the Company, the Board of Directors will continue to nominate you for a position on the Board of Directors of the Company.

         2.       Termination Provisions.

         (a) Severance Payments. If the Board of Directors terminates your employment with the Company for any reason other than your gross misconduct or the acquisition of the Company, the Company will pay you as agreed upon severance an amount equal to your then base salary for the lesser of (i) twelve months; or (ii) the number of months during which you have been employed by Company up to your date of termination. In the event that (i) your employment with the Company is terminated because the Company is acquired; (ii) you terminate your employment with the Company after an acquisition of the Company because you are not offered a position with the successor in interest of the Company comparable in salary and responsibility to the position with the Company which you held prior to such acquisition; or (iii) you terminate your employment with the Company at your own discretion after an acquisition
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Warren M. Weiss
January 20, 1997
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of the Company in which you are offered a position with the successor in interest of the Company comparable in salary and responsibility to the position with the Company which you held prior to such acquisition, then the Company will pay you as agreed upon severance your then base salary for the lessor of (i) twelve months following such termination; or (ii) the number of months before you obtain a position with another firm.

         (b) Acceleration of Vesting of Stock Options. If (i) your employment with the Company is terminated because the Company is acquired or (ii) you terminate your employment with the Company after an acquisition of the Company because you are not offered a position with the successor in interest of the Company comparable in salary and responsibility to the position with the Company which you held prior to such acquisition, then each option to purchase shares of the Company's Common Stock under the Company's 1996 Equity Incentive Plan or a successor plan which you hold, including each of the options described in Sections 4(a) and 4(b) of this agreement, shall become vested as to one hundred percent (100%) of the Shares as to which such option is unvested as of such time, and you will be permitted to exercise each such option, to the extent (and only to the extent) that it has not yet been exercised as of your date of termination, at any time until the earlier to occur of (i) twelve (12) months after your date of termination or (ii) the expiration date of such option. If you terminate your employment with the Company at your own discretion after an acquisition of the Company in which you are offered a position with the successor in interest of the Company comparable in salary and responsibility to the position with the Company which you held prior to such acquisition, then each option to purchase shares of the Company's Common Stock under the Company's 1996 Equity Incentive Plan or a successor plan which you hold, including each of the options described in Sections 4(a) and 4(b) of this agreement, shall become vested as to fifty percent (50%) of the Shares as to which such option is unvested as of such time, and you will be permitted to exercise each such option, to the extent (and only to the extent) that it is vested and has not yet been exercised as of your date of termination, at any time until the earlier to occur of (i) twelve (12) months after your date of termination or (ii) the expiration date of such option.

         (c) No Additional Payments. You agree that the payments set forth in this offer letter constitute all payments that you shall be entitled to, and under any theory, in the event of any termination of employment.

         3. Salary; Bonus; Benefits and Vacation. Your initial base salary will be $20,834.00 per month, subject to adjustment in good faith by the Company's Board of Directors, payable in accordance with the Company's customary payroll practice as in effect from time to time. You will be paid a signing bonus of $50,000 if you commence employment with the Company on or before February 15, 1997. You will also be eligible to earn an annual bonus in the amount of $100,000 based on the achievement of objectives which you and the Company's Board of Directors will mutually determine in


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Warren M. Weiss
January 20, 1997
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good faith. The objectives for 1997 will be determined promptly after your acceptance of this letter; objectives for future years will be determined promptly after the beginning of each fiscal year of the Company. You will also receive the Company's standard employee benefits package, and will be subject to the Company's vacation policy, as such package and policy are in effect from time to time.

         4. Stock Options. Effective at the Company's Board of Directors meeting next after your acceptance of the offer contained in this letter, the Board will grant you two stock options, effective upon the date of your commencement of employment pursuant to this letter agreement. All options will have an exercise price equal to the then-current fair market value of the Company Common Stock at the date of grant, such date to be within 15 days of your acceptance of this letter. If the Company is acquired before your options are fully vested, then the provisions described in paragraph 2 above will apply.

         (a) The first option will be to purchase up to 650,000 shares of the Company Common Stock pursuant to the Company's Stock Option Plan. The option will become exercisable over a four-year exercise schedule at the rate of 13,542 shares per month, at the close of each month during which you remain employed with the Company. With this provision, the Board is waiving the usual requirement in the Company's option program which calls for "cliff" vesting of the first 25% after twelve months of service.

         (b) The second option will be to purchase up to 50,000 shares of the Company Common Stock pursuant to the Company's Stock Option Plan. The option only will become capable of becoming exercisable ("Exercisable") upon the earlier of (i) the Company's Common Stock having a closing price in excess of $25.00 per share for more than 30 consecutive trading days; or (ii) eight years after the date of grant. If such option becomes "Exercisable", its vesting will be at the rate of 1,042 shares per month, at the close of each month during which you remain employed with the Company. Again, with this provision, the board is waiving the usual requirement in the Company's option program which calls for "cliff" vesting of the first 25% after twelve months of service.

         5. Confidential Information. As an employee of the Company, you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. To protect the interest of the Company, you will need to sign the Company's standard "Employee Inventions and Confidentiality Agreement" as a condition of your employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers.

         6. At-Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the


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Warren M. Weiss
January 20, 1997
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Company, which means the employment relationship can be terminated by either of us for any reason at any time. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

         7. Authorization to Work. Because of Federal regulations adopted in the Immigration Reform and Control Act of 1986, you will need to present documentation demonstrating that you have authorization to work in the United States. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact our human resources department.

         8. Term of Offer. This offer will remain open until January 24, 1997. If you decide to accept our offer, and I hope that your will, please sign the enclosed copy of this letter in the space indicated and return it to me or to Kevin Fong. Upon your signature below, this will become our binding agreement with respect to the subject matter of this letter, superseding in their entirety all other or prior agreements by you with the Company as to the specific subjects of this letter, will be binding upon and inure to the benefit of our respective successors and assigns, and your heirs, administrators and executors, will be governed by California law, and may only be amended in a writing signed by you and the Company.

         We are excited to have you join us and look forward to working with you. We will be required to announce your joining us in a timely manner and will work on the details of our press announcements with you.

                                   Sincerely,



                                   E. Floyd Kvamme, Director
                                   for the Board of Directors


Acknowledged, Accepted and Agreed


______________________________      Date:  ____________________________
Warren M. Weiss